UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2017

Exterran Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36875	47-3282259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4444 Brittmoore Road

Houston, Texas 77041

(Address of Principal Executive Offices)(Zip Code)

(281) 836-7000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Senior Notes due 2025

On April 4, 2017, Exterran Corporation (the “Company”) and its wholly-owned subsidiaries, Exterran Energy Solutions, L.P. (“EESLP”) and EES Finance Corp. (“Finance Corp. and, together with EESLP, the “Issuers”), entered into an Indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which the Issuers issued, on the same day, $375,000,000 aggregate principal amount of their 8.125% Senior Notes due 2025 (the “Notes”). The Notes were issued in connection with the completion of the previously announced private offering of the Notes pursuant to a Purchase Agreement, dated as of March 30, 2017, among the Issuers, the Company and Wells Fargo Securities, LLC, as representative (the “Representative”) of the initial purchasers named therein (the “Initial Purchasers”), for the sale by the Issuers, and the purchase by the Initial Purchasers of the Notes.

The net proceeds from the offering are expected to be approximately $367.8 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses. The net proceeds will be used to repay all of the borrowings outstanding under EESLP’s term loan facility and revolving credit facility, and to pay AROC Corp., a subsidiary of Archrock Inc., $25.0 million in satisfaction of EESLP’s obligation under the Company’s separation and distribution agreement with Archrock, Inc. to pay AROC Corp. that sum promptly following the occurrence of a qualified capital raise, with the balance to be used for general corporate purposes.

The Notes will mature on May 1, 2025. Interest on the Notes will accrue from April 4, 2017 at a rate of 8.125% per annum and will payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2017.

Guarantees. The Notes will be initially guaranteed on a senior unsecured basis by the Company. In addition, in the future, the Notes will be guaranteed on a senior unsecured basis by certain of the Company’s subsidiaries that guarantee or otherwise incur any other indebtedness of either Issuer or any guarantor of the Notes (each, a “Guarantor”), in excess of $5.0 million under a Credit Facility (as defined in the Indenture). A Guarantor’s guarantee (each, a “Guarantee”) of the Notes may be released under certain circumstances specified in the Indenture.

Ranking. The Notes and the Guarantees will be the Issuers’ and the Guarantors’ senior unsecured obligations and will be: (i) equal in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior indebtedness and senior guarantees; (ii) senior in right of payment to all of the Issuers’ and the Guarantors’ future indebtedness and guarantees that are, by their terms, expressly subordinated in right of payment to the Notes or the Guarantees, as applicable; (iii) effectively junior in right of payment to all of the Issuers’ and the Guarantors’ existing and future secured indebtedness and secured guarantees (including obligations under EESLP’s credit facility), to the extent of the value of the assets securing such indebtedness or guarantees; and (iv) structurally junior in right of payment to all existing and future indebtedness, guarantees and other liabilities (including trade payables) and any preferred equity of each of the Company’s subsidiaries (other than the Issuers) that is not a guarantor of the Notes.

Optional Redemption. At any time prior to May 1, 2020, the Issuers may redeem all or part of the Notes, at a redemption price equal to the sum of: (1) 100% of the principal amount thereof, and (2) a Make Whole Premium (as defined in the Indenture) as of the applicable redemption date, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

On or after May 1, 2020, the Issuers may redeem all or part of the Notes, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2020	106.094%
2021	104.063%
2022	102.031%
2023 and thereafter	100.000%

In addition, at any time prior to May 1, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture, at a redemption price of 108.125% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date, with an amount of cash no greater than the net cash proceeds of one or more Equity Offerings (as defined in the Indenture) by the Company, provided that: (i) at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its subsidiaries); and (ii) the redemption occurs within 180 days of the date of the closing of the related Equity Offering.

Change of Control Offer. If EESLP or the Company experiences certain kinds of changes of control, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes as described under “—Optional Redemption” above or another exception applies under the Indenture, each holder of Notes may require EESLP to repurchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes repurchased, plus accrued interest, if any, to, but not including, the date of repurchase.

Asset Sale Proceeds. If the Company or its Restricted Subsidiaries (as defined in the Indenture) sells certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, EESLP must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants. The Indenture contains covenants limiting the ability of the Company and its Restricted Subsidiaries to, among other things:

•	incur additional debt or issue preferred stock;

•	pay dividends or distributions or repurchase equity or subordinated debt;

•	make unscheduled principal payments on subordinated indebtedness;

•	create liens or other encumbrances;

•	make investments, loans or other guarantees;

•	sell or otherwise dispose of a portion of its assets;

•	engage in transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.

These covenants are subject to exceptions and qualifications and many of the covenants may be suspended under certain circumstances specified in the Indenture.

Events of Default. The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal of, and accrued and unpaid interest, on, all the then outstanding Notes to be due and payable immediately or, in the case of certain events of bankruptcy and insolvency, the principal of, and accrued and unpaid interest, on, all the then outstanding Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of Notes.

The foregoing summary of the Indenture is not complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is attached hereto as Exhibit 4.1.

Registration Rights Agreement

In connection with the issuance of the Notes, the Issuers and the Company, as a Guarantor, entered into a registration rights agreement with the Representative, dated as of April 4, 2017 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Issuers and the Guarantors agree to use their commercially reasonable efforts to (a) consummate an offer to exchange the Notes for notes (“Exchange Notes”) with terms identical to those of the Notes (except that the Exchange Notes will not be subject to restrictions on transfer or the payment of additional interest) or (b) if such exchange offer is not consummated, file and keep effective a shelf registration statement with respect to resales of the Notes until the earlier of one year following the effective date of the shelf registration statement or such time as all Notes covered by the shelf registration statement have been sold. If the Issuers and the Guarantors fail to satisfy their registration obligations under the Registration Rights Agreement by May 9, 2018 (400 days after April 4, 2017), the Issuers will be required to pay additional interest to the holders of the Notes as specified in the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.3.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of April 4, 2017, by and among Exterran Energy Solutions, L.P., EES Finance Corp., Exterran Corporation, as parent, the subsidiary guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 8.125% Senior Notes due 2025 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of April 4, 2017, by and among Exterran Energy Solutions, L.P., EES Finance Corp., Exterran Corporation and Wells Fargo Securities, LLC, for itself and as representative of the other Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN CORPORATION

Dated: April 4, 2017	/s/ Valerie L. Banner
Valerie L. Banner
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of April 4, 2017, by and among Exterran Energy Solutions, L.P., EES Finance Corp., Exterran Corporation, as parent, the subsidiary guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 8.125% Senior Notes due 2025 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated as of April 4, 2017, by and among Exterran Energy Solutions, L.P., EES Finance Corp., Exterran Corporation and Wells Fargo Securities, LLC, for itself and as representative of the other Initial Purchasers.

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